Exhibit 99.1

This news release contains forward-looking statements, including those regarding our unaudited second quarter fiscal year 2007 net revenues and certain other financial measures, our currently expected third and fourth fiscal quarters of 2007 net revenues, core operating margins, and core earnings per share; as well as the acquisition of Taiwan Green Point; estimated capital expenditures for fiscal 2007; the anticipated outlook for certain aspects of our business and our long-term outlook for our company, our industry, our business sectors and our realignment of our manufacturing capacity and the related costs and timing. These statements are based on current expectations, forecasts and assumptions involving risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to: the finalization of our fiscal year 2006 financial statements and the audit thereof and the finalization of our first and second quarter fiscal year 2007 financial statements and the review thereof, including those portions relating to our historical stock option grants: the results of the review of our past stock option grants being conducted by a Special Committee of our Board and Governmental Authorities and the review of our historical recognition of our revenue by our Audit Committee; the accuracy of the measurement dates we used for accounting purposes for our historical option grants and whether all proper corporate and other procedures were followed; the impact of the restatement of our financial statements and any other actions that may be taken or required as a result of any of such reviews; risks and costs inherent in litigation, including any pending or future litigation relating to our stock option grants, the restatement of our financial statements as a result of the evaluation of our historical stock option practices and financial statements or declines on the price of our stock; whether or when we will realign our capacity and whether any such activity will adversely affect our cost structure, ability to service customers and labor relations; and our ability to successfully address the challenges associated with integrating our acquisition of Green Point; our ability to take advantage of perceived benefits of offering customers vertically integrated services; our ability to effectively address certain operational issues that have adversely affected certain of our US operations; changes in technology; competition; anticipated growth for us and our industry that may not occur; managing rapid growth; managing any rapid declines in customer demand that may occur; our ability to successfully consummate acquisitions; managing the integration of businesses we acquire; risks associated with international sales and operations; retaining key personnel; our dependence on a limited number of large customers; business and competitive factors generally affecting the electronic manufacturing services industry, our customers and our business; other factors that we may not have currently identified or quantified; and other risks, relevant factors and uncertainties identified in our Annual Report on Form 10-K for the fiscal year ended August 31, 2005, subsequent Reports on Form 10-Q and Form 8-K and our other securities filings. Jabil disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

JABIL REPORTS SECOND QUARTER FISCAL YEAR 2007 REVENUES

St. Petersburg, FL – March 22, 2007...Jabil Circuit, Inc. (NYSE: JBL), today reported unaudited net revenue for the second quarter of fiscal 2007, ended February 28, 2007, increased 27 percent to $2.9 billion compared to $2.3 billion for the same period of fiscal 2006. (Jabil is not yet able to provide GAAP results. Jabil will be able to file its 2006 Form 10-K once Jabil’s Board of Directors’ Audit Committee has concluded its evaluation of Jabil’s historical financial statements and Jabil’s independent registered public accounting firm is able to complete its audit of the financial statements to be included in Form 10-K.)

Taiwan Green Point Acquisition update:

On January 15, 2007 Jabil utilized approximately $870 million from its credit facility to acquire 97.5 percent of the shares of Taiwan Green Point Enterprises. The remaining minority interest shares will be purchased with finalization of the acquisition, which is expected during the last week of April, depending upon the timing of government approvals. Transition plans are ongoing.

Restructuring update:

Jabil estimates the associated cost for the previously announced restructuring will be at the high end of its estimated range of $200 to $250 million ($150 to $200 million cash cost). The realignment is on schedule and Jabil still anticipates the restructuring to take place during the course of fiscal 2007 and fiscal 2008.

Other Fiscal Second Quarter 2007 details:

•	Current and long term debt is approximately $1.4 billion, reflecting approximately $ 870 million to fund the acquisition of Taiwan Green Point shares.

•	Sales cycle for the quarter was 29 days.

•	Annualized inventory turns for the quarter were seven.

•	Second quarter capital expenditures were approximately $74 million.

•	Capital expenditures for fiscal 2007 are estimated to be $200 to $250 million.

•	Cash and cash equivalent balances at quarter end were $559 million.

•	A $0.07 quarterly dividend was paid on March 1, 2007.

M O R E

Q2 2007 Jabil Revenue —Add One

March 22, 2007

Guidance update:

The Company said it currently expects revenue for its third fiscal quarter of 2007 to range from $2.9 to $3.0 billion, with an estimated core operating margin range of 2.5 to 3.0 percent, and anticipated core earnings per share in a range of $0.17 to $0.23 per diluted share. Under generally accepted accounting principles in the United States of America (“GAAP”), earnings per share are estimated to be $(0.08) to $0.04 per diluted share. (Expected GAAP earnings per share for the third quarter of fiscal 2007 are currently estimated to include $0.01 per share for amortization of intangibles, $0.05 per share for stock-based compensation and $0.13 to $0.19 per share for restructuring and impairment charges.)

In addition, Jabil said its fourth quarter of fiscal 2007 revenue should be in a range of $2.9 to $3.0 billion, with estimated core operating margin in a range of 3.25 to 3.75 percent, and core earnings per share anticipated to be in a range of $0.29 to $0.34 per diluted share. Under generally accepted accounting principles in the United States of America (“GAAP”), earnings per share are estimated to be $0.18 to $0.28 per diluted share. (Expected GAAP earnings per share for the fourth quarter of fiscal 2007 are currently estimated to include $0.01 per share for amortization of intangibles, $0.04 per share for stock-based compensation and $0.01 to $0.06 per share for restructuring and impairment charges.)

(Jabil defines core operating income as GAAP operating income before amortization of intangibles, stock-based compensation expense, acquisition-related charges, restructuring and impairment charges. Jabil defines core earnings as GAAP net income before amortization of intangibles, stock-based compensation expense, acquisition-related charges, restructuring and impairment charges and other income/loss, net of tax. Jabil defines core earnings per share as core earnings divided by the weighted average number of outstanding shares determined under GAAP. Jabil reports core operating income, core earnings and core earnings per share to provide its investors with an alternative method for assessing operating income, earnings and earnings per share from what it believes to be its core manufacturing operations. See the additional information in the supplemental information below.)

Other Matters:

As previously disclosed, Jabil is involved in several lawsuits and has received inquiries from the government in connection with certain historical stock option grants. As disclosed on December 8, 2006, Jabil’s Board of Directors’ Special Review Committee, created to review backdating allegations, authorized the company to announce that the committee has concluded that there was no merit to the allegations that Jabil’s officers issued themselves backdated stock options or attempted to cause others to issue them.

The Audit Committee of Jabil’s Board of Directors is still reviewing the recognition of certain revenue by Jabil in the fourth quarter of fiscal year 1999 and the third quarter of fiscal year 2001. At this time the Audit Committee’s review of these matters is still ongoing. The committee will continue to evaluate the company’s historical recognition of revenue in a manner and for such periods as it determines may be appropriate.

Supplemental Information:

The financial results disclosed in this release include certain measures calculated and presented in accordance with GAAP. In addition to the GAAP financial measures, Jabil provides supplemental, non-GAAP financial measures to facilitate evaluation of Jabil’s core operating performance. The non-GAAP financial measures disclosed in this release exclude certain amounts that are included in the most directly comparable GAAP measures. The non-GAAP or core financial measures disclosed in this release do not have standard meanings and may vary from the non-GAAP financial measures used by other companies.

Management believes core financial measures (which exclude the effects of the amortization of intangibles, stock-based compensation expense, acquisition-related charges, restructuring and impairment charges and other income) are a useful measure that facilitates evaluating the past and future performance of Jabil’s ongoing operations on a comparable basis. Jabil reports core operating income, core earnings and core earnings per share to provide investors with an alternative method for assessing operating income, earnings and earnings per share from what it believes are its core manufacturing operations.

Company Conference Call Information

Jabil will conduct a conference call to discuss this announcement today at 4:30 p.m. EST live on the Internet at http://jabil.com. This conference call will be recorded and archived for playback on the web at http://jabil.com. The news release and information will also be available in the investors section of the web site (jabil.com) by approximately 4:00 p.m., EST. A taped replay of the conference call will also be available March 22, 2007 at approximately 7:30 p.m. EST through midnight on March 24, 2007. To access the replay, call (800) 642-1687 from within the United States, or (706) 645-9291 outside the United States. The passcode is 2859756. An archived webcast of the conference call will be available at http://jabil.com/investors/.

Investor & Media Contact:

Beth Walters

Vice President, Investor Relations

Jabil Circuit, Inc.

(727) 803-3349

investor_relations@jabil.com